21700 Barton Road P.O. Box 150 Colton, California 92324	Exhibit 99.1 Contact: Phil Smith Stater Bros. Holdings Inc. (909)783-5287
P R E S S  R E L E A S E
 For Immediate Release
Tuesday, August 2, 2005
STATER BROS. HOLDINGS ANNOUNCES THIRD QUARTER RESULTS
Colton, California. August 2, 2005; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week third quarter and thirty-nine week year-to-date period ended on June 26, 2005.
The results for the prior year third quarter and thirty-nine weeks were affected by the unprecedented Southern California Supermarket Industry labor dispute which had a significant impact on the Company’s results during fiscal 2004. The third quarter of 2004 was also affected by the Company’s refinancing activity.
Sales for the thirteen week third quarter ended June 26, 2005, compared to the third quarter 2004 decreased 0.89% to $840.4 million compared to $848.0 million for the thirteen weeks ended June 27, 2004. The decrease was primarily due to higher post labor dispute volume in the third quarter of fiscal 2004 and the Easter Holiday occurring during the third quarter of fiscal 2004 and in the second quarter of fiscal 2005. Total sales for the thirty-nine weeks ended June 26, 2005, decreased 11.93% and amounted to $2.522 billion compared to $2.864 billion for the same period in the fiscal 2004 which was affected by the labor dispute. Like store sales for the thirteen week period ended June 26, 2005, after the effect of the timing of Easter Holiday, decreased 1.9% over the same period in the prior year. Like store sales for the thirty-nine week period ended June 26, 2005 declined 15.2% as compared to results during last year’s prolonged labor dispute.
The Company reported net income for the thirteen week third quarter ended June 26, 2005 of $7.3 million compared to a loss of $5.9 million for the thirteen weeks ended June 27, 2004. Net income for the fiscal year-to-date periods amounted to $14.1 million in 2005 and $58.9 million in 2004 which was affected by the labor dispute. The year-to-date results for 2004 include a $13.3 million after tax gain from litigation settlement. The settlement transferred the remaining 50% ownership interest in Santee Dairies, Inc. to the Company. Santee’s results have been consolidated in the Company’s results since the settlement date of February 6, 2004.
Brown said; “It remains difficult to compare any major category on our Operating Statements between Fiscal 2004 and Fiscal 2005 due to the effects of the unprecedented labor dispute in Fiscal 2004, which affected all of the Southern California Supermarket Industry. During the quarter we began to see a more normalized market place. All of our “Valued Customers” have our commitment that we will provide a friendly and satisfying shopping experience on each and every one of their visits to our stores.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in California and operates 161 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, provider of Knudsen Dairy products to Southern California.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 69 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Operations
(In thousands)
Unaudited

	13 Weeks Ended		39 Weeks Ended
	06/27/04	06/26/05	06/27/04	06/26/05
	(as restated)	(as restated)
Sales	$847,984	$840,430	$2,863,955	$2,522,347

Gross profit	224,723	231,595	825,944	666,846

Operating expenses
Selling, general and administrative expenses	188,323	196,380	631,018	574,876
Depreciation and amortization	8,339	10,090	23,921	29,187

Total operating expenses	196,662	206,470	654,939	604,063

Operating profit	28,061	25,125	171,005	62,783

Interest income	157	1,864	1,005	4,525
Interest expense	(13,103)	(14,530)	(39,416)	(43,204)
Interest expense related to debt purchase	(25,495)	—	(34,017)	—
Equity in earnings from unconsolidated affiliate	—	—	929	—
Other expenses — net	(308)	(282)	(1,017)	(581)

Income (loss) before income taxes (benefit)	(10,688)	12,177	98,489	23,523

Income taxes (benefit)	(4,826)	4,901	39,614	9,384

Net income (loss)	$(5,862)	$7,276	$58,875	$14,139

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/26/04	06/26/05
Assets
Current assets
Cash	$301,947	$253,501
Restricted cash	20,000	29,000
Receivables	39,258	37,015
Inventories	185,567	188,522
Other	34,263	32,591

Total current assets	581,035	540,629

Property and equipment, net	404,856	448,065

Deferred debt issuance costs, net	21,891	19,766
Other assets	6,339	11,087

Total assets	$1,014,121	$1,019,547

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$142,077	$136,839
Accrued expenses and other liabilities	117,856	107,359
Current portion of capital lease obligations	1,247	1,165

Total current liabilities	261,180	245,363

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	9,470	8,592
Other long-term liabilities	83,112	91,094

Total stockholder’s deficit	(39,641)	(25,502)

Total liabilities and stockholder’s deficit	$1,014,121	$1,019,547